UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)   (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2009, UTStarcom, Inc. (the “Company”) announced that Kenneth Luk, age 58, joined the Company as its new Senior Vice President and Chief Financial Officer.  Viraj Patel had been serving as the Company’s Interim Chief Financial Officer while the search for a Chief Financial Officer was being conducted.  Mr. Patel continues to serve as Vice President, Corporate Controller and Chief Accounting Officer of the Company.   On December 16, 2009, the Company issued a press release entitled “UTStarcom Appoints Kenneth Luk Chief Financial Officer,” a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining UTStarcom, Mr. Luk served as Chief Financial Officer for China Sunergy Company Ltd. from December 2007 to March 2009.  From April 2004 until June 2007, he was Corporate Controller, Asia/Japan of Freescale Semiconductor Hong Kong Ltd., a spin-off business of Motorola.  From 1990 until the business spin-off, Mr. Luk served in a number of positions with Motorola Semiconductor Hong Kong Ltd., most recently as its Sector Controller of Asia/Japan from March 2002 to March 2004.  Prior to joining Motorola Semiconductor, Mr. Luk worked for A.S. Watson & Company Limited as Group Credit Manager from July 1985 to December 1989. Mr. Luk began his career at The Hong Kong & Shanghai Banking Corporation Ltd. in 1977.  Mr. Luk received a B.A. in Economics from University of Toronto in Canada and holds a M.B.A. from York University, Ontario, Canada.

The Company has entered into an offer letter with Mr. Luk (the “Offer Letter”), pursuant to which he was offered the position of Senior Vice President and Chief Financial Officer of the Company.  The Offer Letter provides that Mr. Luk shall, upon commencement of employment with the Company, receive (i) an annual salary of RMB 2,500,000, (ii) a signing bonus of RMB 340,800, (iii) an annual bonus equal to 50% of his annual salary, based upon the Company’s and his individual performance (a minimum of 80% of the 2010 annual bonus is guaranteed),  (iv) upon approval of the Compensation Committee of the Board of Directors, a restricted stock award of 300,000 shares, vesting over a three (3) year period, subject to his continuing to provide services to the Company through each applicable vesting date), (v) financial planning services reimbursement of up to RMB 34,100 per year and (vi) certain additional expatriation benefits.    The expatriation benefits include (i) an apartment in Hangzhou, China with monthly rental not exceeding RMB 20,450 per month, (ii) relocation assistance of up to RMB 102,250, (iii) one round-trip airfare per quarter to Hong Kong, , (iv) tax equalization payments and (v) automobile and driver assistance.   In addition, Mr. Luk is eligible for coverage under the Company’s medical, dental and vision plans for expatriate employees.

Additionally, pursuant to the terms of the Offer Letter, the Mr. Luk is covered by the Company’s Executive Involuntary Termination Severance Pay Plan (“Executive Plan”).  The Executive Plan provides that if the Company (or any parent or subsidiary of the Company) terminates the employment of an employee covered by the Executive Plan (a “Covered Employee”) for other than cause, death or disability, or a Covered Employee terminates his or her employment with the Company for good reason, the Covered Employee shall receive the following severance benefits: (i) a lump sum cash payment equal to one (1) year of base pay plus one hundred percent (100%) of the Covered Employee’s target bonus for the year of termination, (ii) an amount equal to twelve (12) months of the premiums for continuation coverage under COBRA of each Covered Employee (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the date of termination, (iii) the Covered Employee shall fully vest in and, if applicable, have the right to exercise, all of his or her outstanding and unvested equity compensation awards, and (iv) all such equity awards (including awards that vest as a result of the Executive Plan) shall be exercisable until the earliest of (a) twelve (12) months from the Covered Employee’s date of termination, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10 th ) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted.

The foregoing summary of the Offer Letter and Executive Plan is not a complete description of the terms of such documents and is qualified by reference to the full text of such documents.  The Offer Letter is attached hereto as Exhibit 10.1 and incorporated by reference herein.  The Executive Plan is filed as Exhibit 10.30 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also incorporated by reference.

In connection with the hiring of Mr. Luk, the Compensation Committee of the Company also approved a bonus of up to $250,000 for Viraj Patel.  The bonus is subject to satisfactory transition of finance functions to Mr. Luk and payable upon termination of Mr. Patel’s employment by the Company for other than cause.

Item 9.01.      Financial Statements and Exhibits .

(d)     Exhibits

Exhibit No.	Description
10.1	Offer Letter to Kenneth Luk dated November 15, 2009
99.1	Press release entitled “UTStarcom Appoints Kenneth Luk Chief Financial Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: December 17, 2009	By:	/s/ Peter Blackmore
	Name:	Peter Blackmore
	Title:	Chief Executive Officer and President